Exhibit 99.1
Carol P. Lowe Named Executive Vice President and Chief Financial Officer of FLIR Systems

WILSONVILLE, Ore., October 23, 2017— FLIR Systems, Inc. (NASDAQ: FLIR) today announced that Carol P. Lowe will join the company as Executive Vice President and Chief Financial Officer, effective November 27, 2017. Reporting to FLIR President and CEO Jim Cannon, Lowe will lead FLIR’s global finance organization with responsibility over all financial operations, including reporting, controls, planning, and strategy.
Since 2012, Ms. Lowe served as Senior Vice President and Chief Financial Officer at Sealed Air Corporation (NYSE: SEE), a $6.8 billion multinational company engaged in food safety and security, facility hygiene and product protection, where she led all global finance functions. Previously, she worked for Carlisle Companies Inc. for over ten years in numerous executive leadership positions, including President of two business units and Chief Financial Officer. Ms. Lowe also served as a board member of Cytec Industries, Inc. from 2007 to 2015, and currently serves on the board of EMCOR Group, Inc., where she is a member of the Audit Committee. She received her Bachelor of Science degree in accounting from the University of North Carolina Charlotte and an MBA from the Fuqua School of Business at Duke University.
“I’m excited to welcome Carol to the team. Her deep and well-rounded financial experience, as well as her general management and leadership skills, will be valuable assets for FLIR,” said Jim Cannon, President and CEO of FLIR. “I look forward to Carol making a lasting impact on FLIR’s financial and operational performance. I also want to thank Shane Harrison for his extraordinary contributions as Interim CFO during this period of transition and am excited for his continued leadership in our corporate development and investor relations functions.”

About FLIR Systems, Inc.
Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,500 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “anticipates,” “estimates,” “expects,” “intends,” and “believes” and similar words and expressions and include the assumptions that underlie such statements. Such statements are based on current expectations, estimates, and projections based, in part, on potentially inaccurate assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

Media Contact
Tim McDowd
503-498-3146

tim.mcdowd@flir.com

Investor Relations
Shane Harrison
503-498-3547
shane.harrison@flir.com

-###-